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                                                                   Exhibit 10.12

May 17, 2000

Mr. Ed Golderer
4032 Hain Drive
Lafayette Hill, PA 19444

Dear Ed:

Neoware is pleased to offer you the position of Vice President of North American Sales and Marketing, reporting to me.

The base salary for this position is $4615.39 payable every two weeks. Because we believe that all employees should work toward the same goals and benefit from the Company's success, Neoware is pleased to grant you options to purchase 75,000 shares of stock in the Company with an exercise price equal to the closing price on your first day of employment, as detailed in the Employee Stock Option Agreement. These are five-year options and will vest over four years, with twenty five percent of the options vesting on each of your first four anniversaries.

You understand that this letter is not an Employment Agreement, and that you are an employee at will. This means that employment and compensation can be terminated with or without cause, and with or without notice, at any time, at the option of either Neoware or yourself, except as otherwise provided by law. Should your employment be terminated as a result of a change in control of the Company after your first six months of employment, Neoware will agree to continue to pay your base salary for a period of six months from the date of termination. You will be provided with three weeks of vacation, health, disability and life insurance. A summary of Neoware's benefits package is enclosed. Detailed information will be provided to you on your first day of employment. You agree to sign appropriate non-disclosure and non-solicitation agreements.

In your capacity as VP of North American Sales and Marketing you will be responsible for sales, marketing and business development for Neoware's thin client products within the United States, Canada and Mexico. Your goal for sales of thin clients shall be $3.3 million for Q4, FY00, $3.5 million for Q1, FY01, $4.7 million for Q2, FY01, $5.3 million for Q3 FY01, and $6.0 million for Q4 FY01.

In addition to your base salary, you will receive a bonus of $5,000 in any quarter in which sales meet or exceed 90% of your quarterly sales goal, which may be adjusted from time to time at the sole discretion of the Company's CEO. You will be eligible for a bonus of 1.5% of revenue for incremental sales above your goal in any given quarter, plus an additional bonus of $5,000 in any quarter in which you meet or exceed 100% of your sales goal and the Company is profitable. For Q1 and Q2 of FY01 this requirement for profitability shall be waived.

We are excited about your joining us as a key member of our team, and believe that you'll be a great addition as we build our business.

Very truly yours,                                 Accepted

Neoware Systems, Inc.                             Date:
                                                        ---------------------


Michael Kantrowitz                                Ed Golderer
President and CEO